MEMBERSHIP INTERESTS PURCHASE AGREEMENT

THIS MEMBERSHIP INTERESTS PURCHASE AGREEMENT (the “Agreement”) made this 26th day of August, 2011 by and among, Marine Drive Mobile Corp., a Nevada corporation (“Pubco”) on one hand and I Like A Deal, LLC a Nevada limited liability company (the “Company”) and Andrew Strauss (“Andrew”) and Mark Nichols (“Mark”), together the Company’s members (the “Selling Members”), on the other hand.

BACKGROUND:

A. The Boards of Directors of Pubco and the Selling Members, as the members and managers of the Company have determined that an acquisition of all of the membership interests in the Company by Pubco through a membership interest purchase agreement with the Selling Members (the “Purchase”), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of the Pubco’s stockholders and the Selling Members, respectively, and the Board of Directors of Pubco and the Selling Members, as the members and managers of the Company have approved such Purchase, pursuant to which all of the Selling Members’ right, title and interest in and to one hundred percent (100%) of the membership interests in the Company (the “Membership Interests”) will be sold in exchange for the right to receive approximately 1,000,000 shares of common stock of Pubco (the “Exchange Shares”) and certain other consideration, as set forth herein.

B. Pubco, the Company, and the Selling Members desire to make certain representations, warranties, covenants and agreements in connection with the Purchase and also to prescribe various conditions to the Purchase.

C. For federal income tax purposes, the parties intend that the Purchase shall qualify as reorganization under the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE PURCHASE

1.01 Exchange.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Revised Statutes (“Nevada Statutes”), at the Closing (as hereinafter defined), the parties shall do the following:

(a) The Selling Members will each sell, convey, assign, and transfer the Membership Interests to Pubco by delivering to Pubco an executed Assignment of Membership Interest in the form set forth in Exhibit A hereto (the “Assignment of Membership Interest”).  The Membership Interests transferred to Pubco at the Closing shall constitute 100% of all issued and outstanding membership interests in the Company.

(b) As consideration for its acquisition of the Membership Interests, Pubco shall issue the certificates representing the Exchange Shares registered in the name of the Selling Members (the “Exchange Share Certificates”).  The Exchange Share Certificates shall be delivered into escrow pursuant to the following terms (the “Escrow Agreement”).  This Escrow Agreement shall, among other things provide for the release of 50% of the escrowed shares on the one year anniversary of the Closing Date (as defined below) and the release of the remainder of the escrowed shares on the two year anniversary of the Closing Date.

(c) In addition, as consideration for its acquisition of the Membership Interests, Pubco shall issue to the Selling Members a warrant to purchase 100,000 shares of common stock of Pubco (the “Warrants”), in substantially the form attached hereto as Exhibit B. The Warrants will be exercisable at a price equal to sixty percent (60%) of the closing price of Pubco’s common stock as reported by Nasdaq on the Closing Date (“Closing Market Price”) for the first twelve (12) months from Closing and at the Closing Market Price for the second twelve (12) months from Closing.

(d) The Membership Interests held by each Selling Member and the number of Exchange Shares and shares of common stock subject to the Warrants, to be received by each Selling Member are as set forth on Schedule 1 hereto.

(e) If Pubco achieves at least $10,00,000 in gross sales, Pubco shall make a one-time payment to the Selling Members of $100,000 (the “Earnout Payment”), which Earnout Payment shall be paid to Mark, solely.

(f) For federal income tax purposes, the Purchase is intended to constitute a “reorganization” within the meaning of Section 368 of the Code, and the parties shall report the transactions contemplated by the this Agreement consistent with such intent and shall take no position in any Tax filing or legal proceeding inconsistent therewith. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. None of Pubco, the Company or the Selling Members has taken or failed to take, and after the Effective Time (as defined below), shall not take or fail to take, any action which reasonably could be expected to cause the Purchase to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

1.02 Effect of the Purchase.  The Purchase shall have the effects set forth in the applicable provisions of the Nevada Statutes.

1.03 Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VI and subject to the satisfaction or waiver of the conditions set forth in Article V, the closing of the Purchase (the “Closing”) will take place at 10:00 a.m. U.S. Pacific Standard Time on the business day upon satisfaction of the conditions set forth in Article V (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Article V) (the “Closing Date”), at the offices of Greenberg Traurig, LLP, 1201 K Street, Suite 1100, Sacramento, California, unless another date, time or place is agreed to in writing by the parties hereto.

1.04 Effective Time of Exchange.  As soon as practicable following the satisfaction or waiver of the conditions set forth in Article V, the parties shall make all filings or recordings required under Nevada Statutes.  The Purchase shall become effective at such time as is permissible in accordance with Nevada Statutes (the time the Purchase becomes effective being the “Effective Time”).  Pubco and the Company shall use reasonable efforts to have the Closing Date and the Effective Time to be the same day.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.01 Representations and Warranties of the Company.  Except as set forth in the disclosure schedule delivered by the Company to Pubco, at a mutually agreed to time following the execution of this Agreement and before the Closing Date (the “Company Disclosure Schedule”), the Company represents and warrants to Pubco as follows:

(a) Organization, Standing and Power.  The Company is duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted.  The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect.

(b) Subsidiaries.  The Company does not own directly or indirectly, any equity or other ownership interest in any other company, corporation, partnership, joint venture or otherwise.

(c) Membership Interests.  The Membership Interests represent all of the issued and outstanding membership interests of the Company.  There are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company.  There are no rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership interests of the Company or obligating the Company to issue, grant, extend or enter into any such right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of the membership interests of the Company.

(d) Authority; Noncontravention.  The Company has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary action on the part of the Company.  This Agreement has been duly executed and when delivered by the Company shall constitute a valid and binding obligation of the Company, enforceable against the Company and the Selling Members, as applicable, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the Company under, (i) the Company’s articles of organization or the Company’s limited liability company operating agreement, if any, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company, its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to the Company or could not prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

(e) Governmental Authorization.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any United States court, administrative agency or commission, or other federal, state or local government or other governmental authority, agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the Securities Act of 1933, as amended (the “Securities Act”) or Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

(f) Financial Statements.

(i) As of the Closing Date, Pubco will have received a copy of the unaudited consolidated financial statements of the Company for the six months period ending June 30, 2011 (collectively, the “Company Financial Statements”).  The Company Financial Statements fairly present the financial condition of the Company at the dates indicated and its results of operations and cash flows for the periods then ended and, except as indicated therein, reflect all claims against, debts and liabilities of the Company, fixed or contingent, and of whatever nature.

(ii) Since June 30, 2011 (the “Company Balance Sheet Date”), there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of the Company, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, act of God, public force or otherwise and no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operation or prospects, of the Company except in the ordinary course of business.

(iii) Since the Company Balance Sheet Date, the Company has not suffered any damage, destruction or loss of physical property (whether or not covered by insurance) affecting its condition (financial or otherwise) or operations (present or prospective), nor has the Company, except as disclosed in writing to Pubco, issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any membership interest or any other security of the Company and has not granted or agreed to grant any other right to subscribe for or to purchase any membership interest or any other security of the Company or has incurred or agreed to incur any indebtedness for borrowed money.

(g) Absence of Certain Changes or Events.  Except as set forth on Schedule 2.01(g), since the Company Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been any:

(i) material adverse change with respect to the Company;

(ii) event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 3.01 without prior consent of Pubco;

(iii) condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement;

(iv) incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money;

(v) creation or other incurrence by the Company of any lien on any asset;

(vi) transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(vii) labor dispute, other than routine, individual grievances, or, to the knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any lockouts, strikes, slowdowns, work stoppages or threats by or with respect to such employees;

(viii) payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

(ix) write-offs or write-downs of any assets of the Company;

(x) creation, termination or amendment of, or waiver of any right under, any material contract of the Company;

(xi) damage, destruction or loss having, or reasonably expected to have, a material adverse effect on the Company;

(xii) other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to the Company; or

(xiii) agreement or commitment to do any of the foregoing.

(h) Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

                                         (i) Litigation; Labor Matters; Compliance with Laws.

(i) There is no suit, action or proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company having, or which, insofar as reasonably could be foreseen by the Company, in the future could have, any such effect.

(ii) The Company is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to Company.

(iii) The conduct of the business of the Company complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

(j) Benefit Plans.  The Company is not a party to any Benefit Plan under which the Company currently has an obligation to provide benefits to any current or former employee, officer or director of the Company.  As used herein, “Benefit Plan” shall mean any employee benefit plan, program, or arrangement of any kind, including any defined benefit or defined contribution plan, ownership plan with respect to any membership interest, executive compensation program or arrangement, bonus plan, incentive compensation plan or arrangement, profit sharing plan or arrangement, deferred compensation plan, agreement or arrangement, supplemental retirement plan or arrangement, vacation pay, sickness, disability, or death benefit plan (whether provided through insurance, on a funded or unfunded basis, or otherwise), medical or life insurance plan providing benefits to employees, retirees, or former employees or any of their dependents, survivors, or beneficiaries, severance pay, termination, salary continuation, or employee assistance plan.

(k) Certain Employee Payments.  The Company is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of the Company of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(l) Tax Returns and Tax Payments.

(i) The Company has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions).  All such Tax Returns are true, correct and complete in all respects.  All Taxes due and owing by the Company has been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required).  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax.  No claim has ever been made in writing or otherwise addressed to the Company by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  The unpaid Taxes of the Company did not, as of the Company Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements (rather than in any notes thereto).  Since the Company Balance Sheet Date, neither the Company nor any of its subsidiaries has incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.  As of the Closing Date, the unpaid Taxes of the Company and its subsidiaries will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of the Company.

(ii) No material claim for unpaid Taxes has been made or become a lien against the property of the Company or is being asserted against the Company, no audit of any Tax Return of the Company is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect.  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

(iii) As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.  As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

(m) Environmental Matters.  The Company is in compliance with all Environmental Laws in all material respects.  The Company has not received any written notice regarding any violation of any Environmental Laws, including any investigatory, remedial or corrective obligations.  There are no past, pending or threatened claims under Environmental Laws against the Company and Company is not aware of any facts or circumstances that could reasonably be expected to result in a liability or claim against the Company pursuant to Environmental Laws.  “Environmental Laws” means all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, and similar state laws.

              (n) Material Agreements.

(i)           Schedule 2.01(n) lists the following contracts and other agreements (“Material Agreements”) to which either the Company or the Selling Members are a party: (a) any agreement (or group of related agreements) for the lease of real or personal property, including capital leases, to or from any person providing for annual lease payments in excess of $25,000; (b) any licensing agreement, or any agreement forming a partnership, strategic alliances, profit sharing or joint venture; (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money in excess of $25,000, or under which a security interest has been imposed on any of its assets, tangible or intangible; (d) any profit sharing, option, unit purchase, unit appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former officers and managers or any of the Company’s employees; (e) any employment or independent contractor agreement providing annual compensation in excess of $50,000 or providing post-termination or severance payments or benefits or that cannot be cancelled without more than 30 days’ notice; (f) any agreement with any current or former officer, manager, member or affiliate of the Company; (g) any agreements relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or the capital stock of any other person; (h) any agreements for the sale of any of the assets of the Company, other than in the ordinary course of business; (i) any outstanding agreements of guaranty, surety or indemnification, direct or indirect, by the Company; (j) any royalty agreements, licenses or other agreements relating to Intellectual Property (excluding licenses pertaining to “off-the-shelf” commercially available software used pursuant to shrink-wrap or click-through license agreements on reasonable terms for a license fee of no more than $10,000); and (k) any other agreement under which the consequences of a default or termination could reasonably be expected to have a material adverse effect on the Company.

(ii)           The Company has made available to Pubco either an original or a correct and complete copy of each written Material Agreement.  Except as set forth on Schedule 2.01(n), with respect to each Material Agreement to which the Company or the Selling Members are a party thereto:  (a) the agreement is the legal, valid, binding, enforceable obligation of the Company or any of the Selling Members and is in full force and effect in all material respects, subject to bankruptcy and equitable remedies exceptions; (b)(X) neither the Company nor any of the Selling Members party thereto is in material breach or default thereof, and (Y) no event has occurred which, with notice or lapse of time, would constitute a material breach or default of, or permit termination, modification, or acceleration under, the Material Agreement; and (c) neither the Company nor any of the Selling Members has repudiated any material provision of the agreement

(o) Accounts Receivable.  All of the accounts receivable of the Company that are reflected on the Company Financial Statements or the accounting records of the Company as of the Closing (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and are not subject to any defenses, counterclaims, or rights of set off other than those arising in the ordinary course of business and for which adequate reserves have been established.  The Accounts Receivable are fully collectible to the extent not reserved for on the balance sheet on which they are shown.

                                         (p) Properties.

(i)           The Company has valid land use rights for all real property that is material to its business and good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by the Company or acquired after the date thereof which are, individually or in the aggregate, material to the Company’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens, encumbrances, claims, security interest, options and restrictions of any nature whatsoever.  Any real property and facilities held under lease by the Company is held by it under valid, subsisting and enforceable leases of which the Company is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect.

(ii)           The Company has good and marketable title to, or in the case of leased property, a valid leasehold interest in, the office space, computers, equipment and other material tangible assets which are material to its business, all of which are listed on Schedule 2.01(p)(ii) hereto.  Each such tangible asset is in all material respects in good operating condition and repair (subject to normal wear and tear), is suitable for the purposes for which it presently is used, and, except as to leased assets, free and clear of any and all security interests.  The Company does not have any knowledge of any dispute or claim made by any other person concerning such right, title and interest in such tangible assets.

                                         (q) Intellectual Property.

(i) As used in this Agreement, “Intellectual Property” means all right, title and interest in or relating to all intellectual property, whether protected, created or arising under the laws of the United States, Canada or any other jurisdiction or under any international convention, including, but not limited to the following: (a) service marks, trademarks, trade names, trade dress, logos and corporate names (and any derivations, modifications or adaptations thereof), Internet domain names and Internet websites (and content thereof), social networking usernames and accounts (and content thereof), together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (b) patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (c) copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”); (d) confidential and proprietary information, trade secrets and non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions (whether or not patentable and whether or not reduced to practice), compositions, processes, techniques, technical data and information, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”); and (e) Technology.  For purposes of this Agreement, “Technology” means all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether or not patentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other embodiments of any of the foregoing, in any form or media whether or not specifically listed herein.  Further, for purposes of this Agreement, “Software” means any and all computer programs, whether in source code or object code; databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation, including user manuals and other training documentation, related to any of the foregoing.

(ii) Schedule 2.01(q)(ii) sets forth a list and description of the Intellectual Property required for the Company to operate, or used or held for use by the Company, in the operation of its business, including, but not limited to (a) all issued Patents and pending Patent applications, registered Marks, pending applications for registration of Marks, unregistered Marks, registered Copyrights of the Company and the record owner, registration or application date, serial or registration number, and jurisdiction of such registration or application of each such item of Intellectual Property, (b) all Software developed by or for the Company and (c) any Software not exclusively owned by the Company and incorporated, embedded or bundled with any Software listed in clause (b) above (except for commercially available software and so-called “shrink wrap” software licensed to the Company on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $10,000).

(iii) The Company is the exclusive owner of or has a valid and enforceable right to use all Intellectual Property listed for the Company in Schedule 2.01(q)(ii) (and any other Intellectual Property required to be listed in Schedule 2.01(q)(ii)) as the same are used, sold, licensed and otherwise commercially exploited by the Company, free and clear of all liens, security interests, encumbrances or any other obligations to others, and no such Intellectual Property has been abandoned.  The Intellectual Property owned by the Company and the Intellectual Property licensed to it pursuant to valid and enforceable written license agreements include all of the Intellectual Property necessary and sufficient to enable the Company to conduct its business in the manner in which such business is currently being conducted.  The Intellectual Property owned by the Company and its rights in and to such Intellectual Property are valid and enforceable.

(iv) The Company has not received, and is not aware of, any written or oral notice of any reasonable basis for an allegation against the Company of any infringement, misappropriation, or violation by the Company of any rights of any third party with respect to any Intellectual Property, and the Company is not aware of any reasonable basis for any claim challenging the ownership, use, validity or enforceability of any Intellectual Property owned, used or held for use by the Company.  The Company does not have any knowledge (a) of any third-party use of any Intellectual Property owned by or exclusively licensed to the Company, (b) that any third-party has a right to use any such Intellectual Property, or (c) that any third party is infringing, misappropriating, or otherwise violating (or has infringed, misappropriated or violated) any such Intellectual Property.

(v) The Company has not infringed, misappropriated or otherwise violated any Intellectual Property rights of any third parties, and the Company is not aware of any infringement, misappropriation or violation of any third party rights which will occur as a result of the continued operation of the Company as presently operated and/or the consummation of the transaction contemplated by this Agreement.

(vi) The Company has taken adequate security measures to protect the confidentiality and value of its Trade Secrets (and any confidential information owned by a third party to whom the Company has a confidentiality obligation).

(vii) The consummation of the transactions contemplated by this Agreement will not adversely affect the right of the Company to own or use any Intellectual Property owned, used or held for use by it.

(viii) All necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Intellectual Property owned by the Company and listed (or required to be listed) on Schedule 2.01(q)(ii) have been timely paid and all necessary registrations, documents, certificates and other relevant filings in connection with such Intellectual Property have been timely filed with the relevant governmental authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Intellectual Property and all issuances, registrations and applications therefor.  There are no annuities, payments, fees, responses to office actions or other filings necessary to be made and having a due date with respect to any such Intellectual Property within ninety (90) days after the date of this Agreement.

(ix) Schedule 2.01(q)(ix) sets forth a list of all “free” or “open source” software (including, but not limited to software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or Common Development and Distribution License (CDDL), or similar distribution models) which is used or distributed by the Company (alone or incorporated, integrated, or bundled with or into any Company products) or for which the Company plans to do any of the foregoing, or which is otherwise a part of any Intellectual Property. Neither the Company, the Company’s products, nor any software or technology developed by or for the Company is subject to any “free” or “open source” license or other obligation or condition that would require that any of the Company’s products or other software or other technology developed by or for the Company (A) be disclosed, distributed, or made available in source code form; (B) be licensed with the permission to create derivative works; or (C) be redistributable at no charge.

(r) Undisclosed Liabilities.  The Company has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Company Financial Statements incurred in the ordinary course of business or such liabilities or obligations disclosed in Schedule 2.01(r).

(s) Full Disclosure.  All of the representations and warranties made by the Company in this Agreement, and all statements set forth in the certificates delivered by the Company at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading.  The copies of all documents furnished by the Company pursuant to the terms of this Agreement are complete and accurate copies of the original documents.  The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to Pubco or its representatives by or on behalf of any of the Company or its affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

2.02 Representations and Warranties of Pubco.  Except as set forth in the disclosure schedule delivered by Pubco to the Company at the time of execution of this Agreement (the “Pubco Disclosure Schedule”), Pubco represents and warrants to the Company and the Selling Members as follows:

(a) Organization, Standing and Corporate Power.  Pubco is duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted.  Pubco is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to Pubco.

(b) Subsidiaries.  Except as set forth on Schedule 2.02(b), Pubco does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.

(c) Capital Structure of Pubco.  As of the Closing, the authorized capital stock of Pubco consists of 250,000,000 shares of Pubco Common Stock, $0.001 par value, of which 37,220,000 shares of Pubco Common Stock are issued and outstanding and no shares of Pubco Common Stock are issuable upon the exercise of warrants, convertible notes, options or otherwise.  Except as set forth above, no shares of capital stock or other equity securities of Pubco are issued, reserved for issuance or outstanding.  All shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(d) Corporate Authority; Noncontravention.  Pubco has all requisite corporate and other power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Pubco and the consummation by Pubco of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Pubco.  This Agreement has been duly executed and when delivered by Pubco shall constitute a valid and binding obligation of Pubco, enforceable against Pubco in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Pubco under, (i) its articles of incorporation, bylaws, or other charter documents of Pubco (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Pubco, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Pubco, its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to Pubco or could not prevent, hinder or materially delay the ability of Pubco to consummate the transactions contemplated by this Agreement.

(e) Government Authorization.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Pubco in connection with the execution and delivery of this Agreement by Pubco, or the consummation by Pubco of the transactions contemplated hereby, except, with respect to this Agreement, any filings under the Nevada Statutes, the Securities Act or the Exchange Act.

              (f) Financial Statements.

(i) The consolidated financial statements of Pubco included in the reports, schedules, forms, statements and other documents filed by Pubco with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Pubco SEC Documents”), such Pubco SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Pubco and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Pubco’s independent accountants).  Except as set forth in the Pubco SEC Documents, at the date of the most recent audited financial statements of Pubco included in the Pubco SEC Documents, Pubco has not incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Pubco.

(g) Absence of Certain Changes or Events.

Except as disclosed in the Pubco SEC Documents or as set forth on Schedule 2.02(g), since the date of the most recent financial statements included in the Pubco SEC Documents (the “Pubco Balance Sheet Date”) Pubco has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been any:

(i) material adverse change with respect to Pubco;

(ii) event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 3.01 without prior consent of the Company;

(iii) condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Pubco to consummate the transactions contemplated by this Agreement;

(iv) incurrence, assumption or guarantee by Pubco of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices or as disclosed to the Company in writing;

(v) creation or other incurrence by Pubco of any lien on any asset other than in the ordinary course consistent with past practices;

(vi) transaction or commitment made, or any contract or agreement entered into, by Pubco relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Pubco of any contract or other right, in either case, material to Pubco, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(vii) labor dispute, other than routine, individual grievances, or, to the knowledge of Pubco, any activity or proceeding by a labor union or representative thereof to

(viii) organize any employees of Pubco or any lockouts, strikes, slowdowns, work stoppages or threats by or with respect to such employees;

(ix) payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

(x) write-offs or write-downs of any assets of Pubco;

(xi) creation, termination or amendment of, or waiver of any right under, any material contract of Pubco;

(xii) damage, destruction or loss having, or reasonably expected to have, a material adverse effect on Pubco;

(xiii) other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to Pubco; or

(xiv) agreement or commitment to do any of the foregoing.

                                       (h) Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable by Pubco to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

                                        (i) Litigation; Labor Matters; Compliance with Laws.

(i) There is no suit, action or proceeding or investigation pending or, to the knowledge of Pubco, threatened against or affecting Pubco or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Pubco or prevent, hinder or materially delay the ability of Pubco to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Pubco having, or which, insofar as reasonably could be foreseen by Pubco, in the future could have, any such effect.

(ii) Pubco is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to Pubco.

(iii) The conduct of the business of Pubco complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

(j) Benefit Plans.  Pubco is not a party to any Benefit Plan under which Pubco currently has an obligation to provide benefits to any current or former employee, officer or director of Pubco.

(k) Certain Employee Payments.  Pubco is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of Pubco of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(l) Environmental Matters.  Pubco is in compliance with all Environmental Laws in all material respects.  Pubco holds all permits and authorizations required under applicable Environmental Laws, unless the failure to hold such permits and authorizations would not have a material adverse effect on Pubco, and is compliance with all terms, conditions and provisions of all such permits and authorizations in all material respects.  Pubco has no liability, absolute or contingent, under any Environmental Law that if enforced or collected would have a material adverse effect on Pubco.  There are no past, pending or threatened claims under Environmental Laws against Pubco and Pubco is not aware of any facts or circumstances that could reasonably be expected to result in a liability or claim against Pubco pursuant to Environmental Laws.

(m) Material Contract Defaults.  Pubco is not, or has not, received any notice or has any knowledge that any other party is, in default in any respect under any Pubco Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.  For purposes of this Agreement, a “Pubco Material Contract” means any contract, agreement or commitment that is effective as of the Closing Date to which Pubco is a party (i) with expected receipts or expenditures in excess of $50,000, (ii) requiring Pubco to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $50,000 or more, including guarantees of such indebtedness, or (v) which, if breached by Pubco in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Pubco or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

(n) Properties.  Pubco has valid land use rights for all real property that is material to its business and good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by Pubco or acquired after the date thereof which are, individually or in the aggregate, material to Pubco’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens, encumbrances, claims, security interest, options and restrictions of any nature whatsoever.  Any real property and facilities held under lease by Pubco are held by them under valid, subsisting and enforceable leases of which Pubco is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect.

(o) Intellectual Property.  Pubco owns or has valid rights to use the Marks, trade names, domain names, copyrights, patents, logos, licenses and computer software programs (including, without limitation, the source codes thereto) that are necessary for the conduct of its business as now being conducted.  All of Pubco’s licenses to use Software programs are current and have been paid for the appropriate number of users.  To the knowledge of Pubco, none of Pubco’s Intellectual Property or any Pubco license agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against Pubco or its successors which is likely to have a material adverse effect on Pubco or its successors.

(p) Board Determination.  The Board of Directors of Pubco has unanimously determined that the terms of the Purchase are fair to and in the best interests of Pubco and its stockholders.

(q) Required Pubco Share Issuance Approval.  Pubco represents that the issuance of the Exchange Shares to the Selling Members will be in compliance with the Nevada Statutes and the Bylaws of Pubco.

(r) Undisclosed Liabilities.  Pubco has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Pubco SEC Documents incurred in the ordinary course of business.

(s) Full Disclosure.  All of the representations and warranties made by Pubco in this Agreement, and all statements set forth in the certificates delivered by Pubco at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading.  The copies of all documents furnished by Pubco pursuant to the terms of this Agreement are complete and accurate copies of the original documents.  The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to the Company or its representatives by or on behalf of Pubco and the Pubco Stockholders in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

ARTICLE III

3.01 Representations and Warranties of Selling Members. The Selling Members jointly and severally represent and warrant to Pubco as follows:

(a) Ownership of Membership Interest.  The Selling Members own all of the Membership Interests, free and clear of all liens, claims, rights, charges, encumbrances, and security interests of whatsoever nature or type and the individual ownership of each Selling Member is as set forth on Schedule 1 hereto.

(b) Power of Sellers to Execute Agreement.  The Selling Members have the full right, power, and authority to execute, deliver, and perform this Agreement, and this Agreement is the legal binding obligation of the Selling Members and is enforceable against the Selling Members in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(c) Agreement Not in Breach of Other Instruments Affecting Selling Members.  The execution and delivery of this Agreement, the consummation of the transactions hereby contemplated, and the fulfillment of the terms hereof will not result in the breach of any term or provisions of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under any agreement or other instrument of any description to which either Selling Member is a party or by which a Selling Member is bound, or any judgment, decree, order, or award of any court, governmental body, or arbitrator or any applicable law, rule, or regulation.

(d) Accuracy of Statements.  Neither this Agreement nor any statement, list, certificate, or any other agreement executed in connection with this Agreement or other information furnished or to be furnished by the Selling Members to Pubco in connection with this Agreement or any of the transactions contemplated hereby contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of circumstances in which they are made, not misleading.

ARTICLE IV

COVENANTS RELATING TO  CONDUCT OF BUSINESS PRIOR TO EXCHANGE

4.01 Conduct of the Company and Pubco.  From the date of this Agreement and until the Effective Time, or until the prior termination of this Agreement, the Company shall not, unless agreed to in writing by Pubco:

(a) engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any lien or other encumbrance upon any of their respective assets or which will not be discharged in full prior to the Effective Time;

(b) sell, assign or otherwise transfer any of their assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and ongoing business not be impaired prior to the Effective Time;

(d) except for matters related to complaints by former employees related to wages, suffer or permit any material adverse change to occur with respect to the Company and or its business or assets; or

(e) make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP.

ARTICLE V

ADDITIONAL AGREEMENTS

5.01 Access to Information; Confidentiality.

(a) The Company shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to Pubco and its representatives reasonable access during normal business hours during the period prior to the Effective Time to its and to the Company’s properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause its officers, employees and representatives to, furnish promptly to Pubco all information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request.  For the purposes of determining the accuracy of the representations and warranties of Pubco set forth herein and compliance by Pubco of its obligations hereunder, during the period prior to the Effective Time, Pubco shall provide the Company and its representatives with reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records as may be necessary to enable the Company to confirm the accuracy of the representations and warranties of Pubco set forth herein and compliance by Pubco of its obligations hereunder, and, during such period, Pubco shall, and shall cause its officers, employees and representatives to, furnish promptly to the Company upon its request (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request.  Except as required by law, each of the Company and Pubco will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence.

(b) No investigation pursuant to this Section 5.01 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

5.02 Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Purchase and the other transactions contemplated by this Agreement. Pubco and the Company shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Purchase.

5.03 Public Announcements.  Pubco, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process.  The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

5.04 Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

5.05 No Solicitation.  Except as previously agreed to in writing by Pubco, the Company shall not authorize or permit any of its officers, directors, agents, representatives, or advisors to (a) solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any exchange, merger, sale or assignment of assets, exclusive license of intellectual property, consolidation, business combination, recapitalization or similar transaction involving the Company, other than the transaction contemplated by this Agreement or (b) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Purchase or which would or could be expected to dilute the benefits to either the Company or Pubco of the transactions contemplated hereby.  The Company will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.

5.06 Post-Closing Delivery of the Exchange Shares.  Within seven (7) business days following the Closing Date, Pubco and the Selling Members shall have taken all actions necessary to have the Exchange Share issued and delivered into escrow pursuant to the terms of the Escrow Agreement.

5.07 Post-Closing Payment.  Pubco will use its best efforts to, after three (3) months following the Closing Date, make a cash payment of $20,000 to Mark Nichols.

5.08 Restrictive Covenants.  The Selling Members acknowledge and agree that substantial and valuable assets being transferred hereunder include the Material Agreements, Intellectual Property, business relationships and associated goodwill of the Company, and that the relationships which the Company has with its employees and independent contractors (including as a result of this transaction) are significant business relationships necessary for Pubco to continue to operate the business being acquired hereunder.  The Selling Members further acknowledge and agree that, following the Closing, they may, directly or indirectly, continue to have access to the aforesaid assets and relationships, as well as access to similar assets and relationships of Pubco and its subsidiaries, by virtue of the employment of one or more of the Selling Members with

Pubco following the Closing. The Selling Members further acknowledge and agree that Pubco has a reasonable, necessary and legitimate business interest in protecting the aforesaid assets, relationships and businesses, and that the covenants set forth below are reasonable and necessary in order to protect these legitimate business interests.  In addition, the Selling Members acknowledge and agree that monetary damages will not be an adequate remedy for any material breach of any of their covenants contained in this Section 5, and that irreparable injury may result to Pubco, or its successors in interest, in the event of any such material breach. Accordingly, each Selling Member severally agrees to the following restrictions which are specifically applicable to such Selling Member:

(a) Except for services provided on behalf of Pubco or its subsidiaries, Selling Members will refrain from Carrying on a Business, directly or indirectly, which provides any Business Services within the Restricted Territory (each as defined below).  The restrictions contained in this Section 5.08(a) shall terminate on the last day of the three (3) year period following the Closing Date.

(b) Selling Member will not, directly or indirectly solicit, hire or retain the employment, consulting or other services of any employee of Pubco or any of its subsidiaries, or otherwise induce any such employee to terminate his or her relationship, or to breach an employment agreement with Pubco or any of its subsidiaries.  The restrictions contained in this Section 5.08(b) shall terminate on the later of (A) the last day of the (3) year period following the Closing Date or (B) the last day of the three (3) year period following the effective date of the termination of such Selling Member’s employment with Pubco or any subsidiary or their successors in interest.

(c) The following terms used in this Section 5 shall have the meanings set forth below:

(i) “Carrying on a Business” means to engage in any such business as a lender, stockholder, sole proprietor, partner, member of a limited liability company, officer, director, manager, employee, stockholder or similar capacity.  It is expressly agreed that the foregoing is not intended to restrict or prohibit, and shall not restrict or prohibit, the ownership by such Selling Member of stock or other securities of a publicly-held corporation, provided such Selling Member does not directly or indirectly possess beneficial ownership of more than five percent (5%) of the voting equity of such corporation and does not directly or indirectly participate in any management or advisory capacity with respect to such entity.

(ii) “Business Services” means an online couponing system, a mobile based couponing system, group buying service and/or a private label coupon buying web and/or mobile based application as it relates to coupons.

(iii) “Restricted Territory” means the United States of America, Canada, India and China.

(d) If, at the time of enforcement of any of the provisions of this Section 5, a court determines that the restrictions stated herein are unreasonable under the circumstances then existing, then the parties hereto agree that the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area.  The parties further agree that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope or geographical area permitted by law.

(e) If any Selling Member or any of their affiliates breaches, or threatens to commit a breach of, any of the provisions of this Section 5 (the "Restrictive Covenants"), Pubco shall have the following right and remedy, which right and remedy shall be independent of the others and severally enforceable, and which is in addition to, and not in lieu of, any other rights and remedies available to Pubco at law or in equity: the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Pubco and that money damages would not provide an adequate remedy to Pubco.

ARTICLE VI

CONDITIONS PRECEDENT

6.01 Conditions to Each Party’s Obligation to Effect the Purchase.  The obligation of each party to effect the Purchase and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Purchase shall have been issued by any court of competent jurisdiction or any other Governmental Entity having jurisdiction and shall remain in effect, and there shall not be any applicable legal requirement enacted, adopted or deemed applicable to the Purchase that makes consummation of the Purchase illegal.

(b) Governmental Approvals.  All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity having jurisdiction which the failure to obtain, make or occur would have a material adverse effect on Pubco or the Company shall have been obtained, made or occurred.

(c) No Litigation.  There shall not be pending or threatened any suit, action or proceeding before any court, Governmental Entity or authority (i) pertaining to the transactions contemplated by this Agreement or (ii) seeking to prohibit or limit the ownership or operation by the Company, Pubco or any of its subsidiaries, or to dispose of or hold separate any material portion of the business or assets of the Company or Pubco.

(d) Company Approval.  The Company and its Members shall have adopted and approved this Agreement and the Purchase in accordance with applicable law.

(e) Escrow Agreement.  Pubco, the Selling Members, and the escrow agent shall have entered into the Escrow Agreement.

(f) Management Contracts.  Pubco shall have entered into a management contract with Andrew to become the Company’s Chief Technology Officer, which contract shall set forth, among other things, the cash and equity compensation of Mr. Strauss during the one year period following the Closing Date

6.02 Conditions Precedent to Obligations of Pubco.  The obligation of Pubco to effect the Purchase and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants.  The representations and warranties of the Company and the Selling Members in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date, and (ii) the Company and the Selling Members shall each have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by each of them prior to the Effective Time.

(b) Consents.  Pubco shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

(c) Officer’s Certificate of the Company.  Pubco shall have received a joint certificate executed on behalf of the Company by Andrew Strauss, as an executive officer of the Company and Selling Member, confirming that the conditions set forth in Sections 6.02(a) and 6.02(d) have been satisfied.

(d) No Material Adverse Change.  There shall not have occurred any change in the business, condition (financial or otherwise), results of operations or assets (including intangible assets) and properties of the Company that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company.

(e) Selling Member Representation Letter.  The Selling Members shall each have executed and delivered to Pubco a stockholder representation letter in substantially the form attached hereto as Exhibit C, and Pubco shall be reasonably satisfied that the issuance of the Exchange Shares is exempt from the registration requirements of the Securities Act.

(f) Delivery of the Assignment of Membership Interest.  The Selling Members shall each have delivered the Assignment of Membership Interest to Pubco on the Closing Date.

(g) Audited Financial Statements.  Pubco shall have received from the Company, audited Company Financial Statements and proforma financial statements as required to be filed by Pubco pursuant to the Exchange Act.

(h) Due Diligence Investigation.  Pubco shall be reasonably satisfied with the results of its due diligence investigation of the Company in its sole and absolute discretion.

6.03 Conditions Precedent to Obligation of the Company.  The obligation of the Company to effect the Purchase and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants.  The representations and warranties of Pubco in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing Date, and (ii) Pubco shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it prior to the Effective Time.

(b) Consents.  The Company shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

(c) Officer’s Certificate of Pubco.  The Company shall have received a certificate executed on behalf of Pubco by an executive officer of Pubco, confirming that the conditions set forth in Sections 6.03(a) and 6.03(d) have been satisfied.

(d) No Material Adverse Change.  There shall not have occurred any change in the business, condition (financial or otherwise), results of operations or assets (including intangible assets) and properties of Pubco that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Pubco.

(e) Board Resolutions.  The Company shall have received resolutions duly adopted by Pubco’s board of directors approving the execution, delivery and performance of the Agreement and the transactions contemplated by the Agreement.

(f) Current Report.  Pubco shall file a Form 8-K with the SEC within four (4) business days of the Closing Date containing information about the Purchase.

(g) Due Diligence Investigation.  The Company shall be reasonably satisfied with the results of its due diligence investigation of Pubco in its sole and absolute discretion.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.01 Termination.  This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Purchase:

(a) by mutual written consent of Pubco and the Company;

(b) by either Pubco or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Purchase and such order, decree, ruling or other action shall have become final and nonappealable;

(c) by either Pubco or the Company if the Purchase shall not have been consummated on or before November 11, 2011 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

(d) by Pubco, if a material adverse change shall have occurred relative to the Company (and not curable within thirty (30) days);

(e) by the Company if a material adverse change shall have occurred relative to Pubco (and not curable within thirty (30) days);

(f) by Pubco, if the Company willfully fails to perform in any material respect any of its material obligations under this Agreement; or

(g) by the Company, if Pubco willfully fails to perform in any material respect any of its obligations under this Agreement.

7.02 Effect of Termination.  In the event of termination of this Agreement by either the Company or Pubco as provided in Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Pubco or the Company, other than the provisions of the last sentence of Section 5.01(a) and this Section 7.02.  Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

7.03 Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties upon approval by the party, if such party is an individual, and upon approval of the Board of Directors of Pubco and Manager of the Company.

7.04 Extension; Waiver.  Subject to Section 7.01(c), at any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

7.05 Return of Documents.  In the event of termination of this Agreement for any reason, Pubco and the Company will return to the other party all of the other party’s documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement.  Pubco and the Company will not use any information so obtained from the other party for any purpose and will take all reasonable steps to have such other party’s information kept confidential.

ARTICLE VIII

INDEMNIFICATION AND RELATED MATTERS

8.01 Survival of Representations and Warranties.  The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive until twelve (12) months after the Effective Time (except for with respect to Taxes, which shall survive for the applicable statute of limitations plus 90 days, and covenants that by their terms survive for a longer period).

8.02 Indemnification.

(a) Pubco shall indemnify and hold the Selling Members and the Company harmless for, from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (collectively, “Losses”) to which Pubco may become subject resulting from or arising out of any breach of a representation, warranty or covenant made by Pubco as set forth herein.

(b) The Company and Selling Members shall jointly indemnify and hold Pubco and Pubco’s officers and directors (“Pubco’s Representatives”) harmless for, from and against any and all Losses to which Pubco or Pubco’s Representatives may become subject resulting from or arising out of (1) any breach of a representation, warranty or covenant made by the Company or Selling Members as set forth herein; or (2) any and all liabilities arising out of or in connection with: (A) any of the assets of the Company prior to the Closing; or (B) the operations of the Company prior to the Closing.

8.03 Notice of Indemnification.  Promptly after the receipt by any indemnified party (the “Indemnitee”) of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the “Indemnifying Party”) pursuant to this Article VIII, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith.  The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this Article VIII, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party.  Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at its own expense and by its own counsel reasonably acceptable to the Indemnitee, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that there is a reasonable probability that a claim may materially and adversely affect it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Article VIII or if a conflict of interest exists between Indemnitee and the Indemnifying Party, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee.  In any event, the Indemnitee, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee’s own expense.  In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Article VIII to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim.  An Indemnitee’s failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of its indemnification obligations contained in this Article VIII, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party.  If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee.

ARTICLE IX

GENERAL PROVISIONS

9.01 Notices.  Any and all notices and other communications hereunder shall be in writing and shall be deemed duly given to the party to whom the same is so delivered, sent or mailed at addresses and contact information set forth below (or at such other address for a party as shall be specified by like notice.)  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be deemed given and effective on the earliest of: (a) on the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (Pacific Standard Time) on a business day, (b) on the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (Pacific Standard Time) on any business day, (c) on the second business day following the date of mailing, if sent by a nationally recognized overnight courier service, or (d) if by personal delivery, upon actual receipt by the party to whom such notice is required to be given.

If to Pubco:

Marine Drive Mobile Corp.
Attention: Chief Executive Officer
2/41 Timurty Om Housing Society, Sion, Chunnabhatti
Mumbai, India 400022
Telephone No.:  91 9820600 700

provided however, that after the Closing, notice to Pubco shall be sent to:

Marine Drive Mobile Corp.
Attention: Chief Executive Officer
1278 Indiana St., Suite #301
San Francisco, CA 94107

with a copy to:

         Greenberg Traurig, LLP
Attention: Mark C. Lee, Esq.
1201 K Street, Suite 1100
        Sacramento, California 95814
Telephone:  (916) 442-1111
Facsimile:  (916) 448-1709

If to the Company:

I Like A Deal, LLC
Attn: President
1278 Indiana St., Suite #301
San Francisco, CA 94107

Facsimile.:  415-520-6014

        All Notices to the Selling Members shall be sent “care of” the Company.

9.02 Definitions.  For purposes of this Agreement:

(a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “material adverse change” or “material adverse effect” means, when used in connection with the Company or Pubco, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole (after giving effect in the case of Pubco to the consummation of the Purchase);

(c) “ordinary course of business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency);

(d) “person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and (d)  a “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person.

(e) “subsidiary” of any person means a corporation with respect to which such person (or a subsidiary thereof) owns a majority of the equity interest or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.; and

(f) “security interest” means any mortgage, pledge, lien, encumbrance, deed of trust, lease, charge, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or any other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) statutory liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation; and (e) encumbrances, security deposits or reserves required by law or by any Governmental Entity.

9.03 Interpretation.  When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.04 Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.  This Agreement is not intended to confer upon any person other than the parties any rights or remedies.

9.05 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.06 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.07 Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Nevada, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (b) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any state court other than such court.

9.08 Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

9.09 Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.  This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto, each other party hereto shall re-execute original forms hereof and deliver them in person to all other parties.  No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

9.10 Attorneys Fees.  In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees, including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

9.11 Currency.  All references to currency in this Agreement shall refer to the lawful currency of the United States of America.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

Pubco:

Marine Drive Mobile Corp.

By:

/s/ Ajeeta Pinheiro_________________                                                                                     Date: August 26, 2011

Ajeeta Pinheiro
President and Chief Executive Officer

Company:

I Like A Deal, LLC

By:

/s/ Andrew Strauss_________________                                                                                Date: August 26, 2011

Andrew Strauss
Manager

By:

/s/ Mark Nichols_________________                                                                                     Date: August 26, 2011

Mark Nichols
Manager

Selling Members:

By:

/s/ Andrew Strauss_________________                                                                                     Date: August 26, 2011

Andrew Strauss

By:

/s/ Mark Nichols_________________                                                                                     Date: August 26, 2011

Mark Nichols

EXHIBIT A

ASSIGNMENT OF MEMBERSHIP INTEREST

FOR VALUABLE CONSIDERATION, the undersigned, _____________, hereby transfers, assigns, and delivers to MARINE DRIVE MOBILE CORP., effective immediately, all right, title and interest in and to One Hundred Percent (100%) of his membership interest in I LIKE A DEAL, LLC, a Nevada limited liability company.  The undersigned hereby irrevocably constitutes and appoints the secretary of said limited liability company as his attorney-in-fact to transfer said membership interest on the books of said limited liability company.

Date: , 2011	Mark Nichols

EXHIBIT A

ASSIGNMENT OF MEMBERSHIP INTEREST

FOR VALUABLE CONSIDERATION, the undersigned, _____________, hereby transfers, assigns, and delivers to MARINE DRIVE MOBILE CORP., effective immediately, all right, title and interest in and to One Hundred Percent (100%) of his membership interest in I LIKE A DEAL, LLC, a Nevada limited liability company.  The undersigned hereby irrevocably constitutes and appoints the secretary of said limited liability company as his attorney-in-fact to transfer said membership interest on the books of said limited liability company.

Date: , 2011	Andrew Strauss

EXHIBIT B*

*PENDING THE REVIEW OF THIS FORM OF WARRANT DOCUMENT BY LEGAL COUNCIL AND ACCEPTED BY MUTUAL AGREEMENT OF ALL PARTIES.  REVIEW TO BE CONDUCTED FOLLOWING THE EXECUTION OF THE MEMBERSHIP INTERESTS PURCHASE AGREEMENT AND TO BE COMPLETED AND ACCEPTED BY ALL PARTIES BEFORE THE CLOSING DATE.

FORM OF WARRANT

THE SECURITIES EVIDENCED BY THIS WARRANT CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, OR ASSIGNED, UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING SUCH SECURITIES, OR THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION UNDER THE SECURITIES ACT.

Date: ___________. 2011                                                                                                Warrant Certificate:  ______

WARRANT
TO PURCHASE COMMON STOCK
OF
MARINE DRIVE MOBILE CORP.
(Void after ______________)

1.      Issuance of Warrant.  FOR VALUE RECEIVED, on and after the date of issuance of this Warrant, and subject to the terms and conditions herein set forth, the Holder (as defined below) is entitled to purchase from Marine Drive Mobile Corp., a Nevada corporation (the “Company”), at any time during the Exercise Period (as defined below), at a price per share equal to the Warrant Price (as defined below and subject to adjustment as described below), the Warrant Stock (as defined below and subject to adjustment as described below) upon exercise of this warrant (this “Warrant”) pursuant to Section 5 hereof.  This Warrant is being issued pursuant to the terms of the Membership Interests Purchase Agreement, dated as of even date herewith by and between the Company, I Like a Deal, LLC, a Nevada limited liability company (“ILAD”), and Andrew Strauss and Mark Nichols, ILAD’s members (the “Agreement”).

2.      Definitions.  As used in this Warrant, the following terms have the definitions ascribed to them below:

(a)      “Commencement Date” means ______________, 2011.

(b)      “Common Stock” means the Common Stock, $0.001 par value, of the Company.

(c)      “Exercise Period” means the period commencing on the Commencement Date and ending at 5:00 p.m. Pacific Time on the Termination Date (as defined below); provided, however, the Exercise Period shall end and this Warrant shall no longer be exercisable and shall become null and void (except the right to receive the securities and property to which the Holder is entitled by virtue of exercising or converting this Warrant in connection with any Termination Event) upon consummation of any of the following (each, a “Termination Event”): (i) the lease of all or substantially all of the assets of the Company or the exclusive license of all or substantially all of the Company’s intellectual property to a third party, (ii) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including without limitation, any reorganization, merger or consolidation, but excluding any merger or conversion effected exclusively for the purpose of changing the domicile of the Company), or (iii) the sale, conveyance or disposal of all or substantially all of the assets of the Company, unless the Company’s shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity. Notwithstanding anything to the contrary herein, this Warrant shall continue in full force and effect until the Termination Date unless (y) no less than thirty (30) days prior to any Termination Event, the Company shall have given the Holder notice of such Termination Event, which notice shall include a reasonably detailed description of the terms of such Termination Event, and (z) the Company shall have given the Holder a reasonable opportunity to exercise or convert this Warrant.

(d)      “Holder” means ______________ or his assigns.

(e)      “Termination Date” means two years from the Commencement Date.

(f)      “Warrant Price” means (i) during the period from the Commencement Date through the date one year after the Commencement Date (the “Anniversary Date”), a price per warrant share equal to sixty percent (60%) of the closing price of the Company’s Common Stock as reported on Nasdaq on the Closing Date (as defined in the Agreement) (“Closing Market Price”) and (ii) during the period beginning with the day following the Anniversary Date through the Termination Date, a price per warrant share equal to the Closing Market Price, in each case as adjusted from time to time for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof.

(g)      “Warrant Stock” means the shares of Common Stock purchasable upon exercise of this Warrant.  The total number of shares of Warrant Stock to be issued upon the exercise of this Warrant shall be equal to [100,000]; provided, however, such number shall be subject to adjustment as described in Schedule 1 of this Agreement hereof.

3.            Adjustments and Notices.  The Warrant Price and the number of shares of Warrant Stock shall be subject to adjustment from time to time in accordance with this Schedule 1 of this Agreement.

(a)      Adjustments to Warrant Stock.  When any adjustment is required to be made to the Warrant Price as described in Section 2(f) above, the number of shares of Warrant Stock purchasable upon the exercise of this Warrant shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon the exercise of this Warrant immediately prior to such adjustment, multiplied by the Warrant Price in effect immediately prior to such adjustment, by (ii) the Warrant Price in effect immediately after such adjustment.

(b)      Reclassification, Exchange, Substitution, In-Kind Distribution.  Upon any reclassifications, exchange, substitution or other event that results in a change of the number and/or class of the securities issuable upon exercise of this Warrant or upon the payment of a dividend in securities or property other than shares of Common Stock, the Holder shall be entitled to receive, upon exercise of this Warrant, the number and kind of securities and property that Holder would have received if this Warrant had been exercised or converted immediately before the record date for such reclassification, exchange, substitution, or other event or immediately prior to the record date for such dividend.  The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property.  The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant. The provisions of this Section 3(b) shall similarly apply to successive reclassifications, exchanges, substitutions, or other events and successive dividends.

(c)      Certificate of Adjustment.  In each case of an adjustment or readjustment of the Warrant Price, the Company, at its own expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate executed by the Company’s Chief Financial Officer showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to the Holder.

(d)      No Impairment.  The Company shall not, by amendment of its Articles of Incorporation or through a reorganization, transfer of assets, consolidation, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all of the provisions of this Section 3 and in taking all such action as may be necessary or appropriate to protect the Holder’s rights under this Section 3 against impairment.

(e)      Fractional Shares.  No fractional shares shall be issuable upon exercise or conversion of the Warrant and the number of shares to be issued shall be rounded to the nearest whole share.  If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying the Holder an amount computed by multiplying the fractional interest by the fair market value of a full share.

4.      Reservation of Stock.  On and after the Commencement Date, the Company shall reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Warrant Stock upon the exercise or conversion of this Warrant.  Issuance of this Warrant shall constitute full authority to the Company’s officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Warrant Stock issuable upon the exercise or conversion of this Warrant.

5.      Exercise of Warrant.

(a)      This Warrant may be exercised as a whole or part by the Holder, at any time after the date hereof prior to the termination of this Warrant, by the surrender of this Warrant, together with the Notice of Exercise and Investment Representation Statement in the forms attached hereto as Attachments 1 and 2, respectively, duly completed and delivered to the principal office of the Company, specifying the portion of the Warrant to be exercised and accompanied by payment in full of the Warrant Price in cash or by check with respect to the shares of Warrant Stock being purchased.  This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Warrant Stock issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date.  As promptly as practicable after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of full shares of Warrant Stock issuable upon such exercise.  If this Warrant shall be exercised for less than the total number of shares of Warrant Stock then issuable upon exercise, promptly after surrender of this Warrant upon such exercise, the Company will execute and deliver a new warrant, dated the date hereof, evidencing the right of the Holder to the balance of this Warrant Stock purchasable hereunder upon the same terms and conditions set forth herein.

(b)      Notwithstanding anything to the contrary contained in this Warrant, this Warrant shall not be exercisable by the Holder hereof to the extent (but only to the extent) necessary to ensure that,

following such exercise, the total number of shares of Common Stock then beneficially owned by Holder and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% of the total number of issued and outstanding shares of Company Common Stock. For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, Holder may waive such limitation on exercise contained in this Section 5(b) or increase or decrease such limitation percentage to any other percentage as specified in a written notice to the Company.

6.      Transfer of Warrant.  Notwithstanding anything to the contrary herein, subject to applicable securities laws, this Warrant may be transferred or assigned in whole or in part by the Holder, and the Company shall permit such transfer or assignment to an affiliate of the Holder.

7.      Termination.  This Warrant shall terminate at 5:00 p.m. Pacific Time on the Termination Date, subject to earlier termination as set forth in Section 2(c) hereof.

8.      Miscellaneous.  This Warrant shall be governed by the laws of the State of Nevada, as such laws are applied to contracts to be entered into and performed entirely in Nevada. In the event of any dispute among the Holder and the Company arising out of the terms of this Warrant, the parties hereby consent to the exclusive jurisdiction of the federal and state courts located in the State of Nevada for resolution of such dispute, and agree not to contest such exclusive jurisdiction or seek to transfer any action relating to such dispute to any other jurisdiction. The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof.  Neither this Warrant nor any term hereof may be changed or waived orally, but only by an instrument in writing signed by the Company and the Holder of this Warrant.

Marine Drive Mobile Corp.

By:

            _______________________________________

            President and Chief Executive Officer

HOLDER:

__________________________________________
(Typed or Printed Name)

__________________________________________
(Signature)

__________________________________________
(Title)

ATTACHMENT 1

NOTICE OF EXERCISE

TO:           ___________________

1. The undersigned hereby elects to purchase _______________ shares of the Warrant Stock pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price in full, together with all applicable transfer taxes, if any.

2. Please issue a certificate or certificates representing said shares of Warrant Stock in the name of the undersigned or in such other name as is specified below:

_____________________________________
(Name)

_____________________________________
(Address)

_____________________________________                           ___________________________________
(Date)                                                                                  (Name of Warrant Holder)

___________________________________
(Signature)

___________________________________
(Title)

ATTACHMENT 2

INVESTMENT REPRESENTATION STATEMENT

Shares of Common Stock of Marine Drive Mobile Corp., a Nevada corporation (the “Company”)

In connection with the purchase of the above-listed securities, the undersigned hereby represents to the Company as follows:

(a) The securities to be received upon the exercise of the Warrant (the “Securities”) will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution, within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) of any part thereof, and the undersigned has no present intention of selling, granting participation in or otherwise distributing the same, other than to its affiliates, but subject, nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control.  By executing this statement, the undersigned further represents that it does not, other than in connection with transfers to its affiliates, have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participations to such person or to any third person, with respect to any Securities issuable upon exercise of the Warrant.

(b) The undersigned understands that the Securities issuable upon exercise of the Warrant at the time of issuance may not be registered under the Securities Act and applicable state securities laws, on the ground that the issuance of such securities is exempt pursuant to Section 4(2) of the Securities Act and state law exemptions relating to offers and sales not by means of a public offering, and that the Company’s reliance on such exemptions is predicated on the undersigned’s representations set forth herein.

(c) The undersigned agrees that in no event will it make a disposition of any Securities acquired upon the exercise of the Warrant unless and until the undersigned provides, at the Company’s request, an opinion of counsel reasonably satisfactory to the Company that such transfer does not require registration under the Securities Act and the securities laws applicable with respect to any other applicable jurisdiction. Notwithstanding the foregoing, no opinion of counsel shall be necessary and such transfer or assignment by the undersigned shall be permitted (a) if such transfer or assignment is to an affiliate of the undersigned or (b) if the Company becomes the subject of foreign ownership, control or influence and such transfer or assignment is to a charitable organization.

(d) The undersigned acknowledges that an investment in the Company is highly speculative and represents that it is able to fend for itself in the transactions contemplated by this statement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investments, and has the ability to bear the economic risks (including the risk of a total loss) of its investment.  The undersigned represents that it has had the opportunity to ask questions of the Company concerning the Company’s business and assets and to obtain any additional information which it considered necessary to verify the accuracy of or to amplify the Company’s disclosures, and has had all questions which have been asked by it satisfactorily answered by the Company

(e) The undersigned acknowledges that the Securities issuable upon exercise or conversion of the Warrant must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.  The undersigned is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

          Dated:________________________

_______________________________________
(Typed or Printed Name)

_______________________________________
(Signature)

_______________________________________
(Title)

EXHIBIT C

FORM OF STOCKHOLDER REPRESENTATION LETTER

October 3, 2011

Marine Drive Mobile Corp.
Attention: Chief Executive Officer
1278 Indiana #301
San Francisco, CA 94107

Member Representation Letter

Ladies and Gentlemen:

Pursuant to a Membership Interests Purchase Agreement (the “Agreement”) dated as of August 26, 2011 (the “Agreement Date”), the undersigned (the “Selling Member”) expects to receive from Marine Drive Mobile Corp., a Nevada corporation (“Pubco”), shares and warrants to purchase shares of Pubco Common Stock (the “Securities”) in consideration of the Selling Member’s ownership of a membership interest in I Like A Deal, LLC a Nevada limited liability company (“ILAD”), pursuant to a voluntary share exchange transaction in accordance with the Nevada Revised Statutes (the “Exchange”).  Capitalized terms used herein but not defined will have the meanings ascribed to them in the Agreement.  Selling Member, whose signature appears below, represents and warrants to Pubco that, as of the date first written above and as of the Closing Date, the statements contained in this Representation Letter are, and will be, correct and complete:

1. REPRESENTATIONS AND WARRANTIES OF MEMBER.

1.1. “Accredited” Investor.  The Exchange pursuant to the Agreement, and the distribution of the Securities to the Member at the Closing, are intended to be exempt from registration under the Securities Act of 1933, as amended (the “Act”).  Unless Member checks the “no” box on the signature page hereof indicating that Member is not an Accredited Investor, Member represents and warrants that Member falls within one of the following definitions of Accredited Investor:

(Please initial the category that applies)

_______	(a)	Member is a natural person whose individual net worth, or joint net worth with spouse, exceeds $1,000,000, excluding the value of Member’s primary residence, at the time of receipt of the Securities.

_______	(b)
Member is a natural person who had an individual income in excess of $200,000 in each of the last two years or joint income with spouse in excess of $300,000 in each of those years and reasonably expects to reach the same income level in the current year.

______	(c)	Member is either a director or executive officer of Pubco.

Member further certifies that: (i) Member has the capacity to protect the Member’s interests in this investment; (ii) the Member is able to bear the economic risks of this investment; and (iii) the amount of the investment does not exceed 10% of Member’s net worth or joint net worth with spouse.

1.2. Holding For Own Account.  Member is acquiring an interest in the Securities for Member’s own account, for investment purposes only, and not with a view toward the resale or distribution thereof within the meaning of the Act, except pursuant to effective registrations or qualifications relating thereto under the Act and applicable state securities or blue sky laws or pursuant to an exemption therefrom.

1.3. Unregistered Securities; Restrictions on Transfer.  Member  understands that:  (a) the Securities have not been registered under the Act or the securities laws of any state or other jurisdiction in reliance upon exemptions from such registration requirements for non-public offerings; (b) the Securities may not be sold, pledged or otherwise transferred except pursuant to effective registrations or qualifications relating thereto under the Act and other applicable securities laws or pursuant to an exemption therefrom; and (c) neither Pubco or ILAD are under any obligation to register or qualify the Securities under the Act or any other applicable securities laws, or to take any action to make any exemption from any such registration provisions available.  Member understands that Member may not transfer any Securities unless such Securities are registered under the Act or qualified under applicable state securities laws or unless with respect to the Securities, in the reasonable opinion of counsel to Pubco, exemptions from such registration and qualification requirements are available.  Pubco may require an opinion to such effect from counsel to Member reasonably satisfactory to Pubco.  Member has also been advised that exemptions from registration and qualification may not be available or may not permit Member to transfer all or any of the Securities in the amounts or at the times proposed by Member.

1.4. Securities Law Restrictions.  Member will not sell, assign or transfer any of the Securities received by Member in connection with the Agreement except (a) pursuant to an effective registration statement under the Act, (b) in conformity with the volume and other limitations of Rule 144 promulgated under the Act, or (c) in a transaction which, in the opinion of independent counsel to Member delivered to Pubco and satisfactory to Pubco, is not required to be registered under the Act.  Pubco shall not have any obligation to effect a transfer of any Securities that is not in compliance with applicable federal and state securities laws.

1.5. Rule 144; Legends.  Member has been advised and acknowledges that Securities and Exchange Commission Rule (“SEC”) Rule 144 promulgated under the Act, which permits certain limited sales of unregistered securities, is not presently available with respect to the Securities and, in any event, requires that the Securities be held for a minimum of six months (and the sale thereof may be subject to certain volume and other limitations under Rule 144), after they have been purchased and paid for (within the meaning of Rule 144), before they may be resold under Rule 144.  Member understands that Rule 144 may indefinitely apply to and restrict transfer of the Securities if Member is an “affiliate” of Pubco and “current public information” about Pubco (as defined in Rule 144) is not publicly available.  Member further understands that, if applicable, sales under Rule 144 are not available to Member during such time as Pubco remains a “shell company” (as defined in Rule 405 promulgated under the 1933 Act).

Pubco may place any legend contemplated by the Agreement, one or more of the legends below, or such other legends as it may reasonably deem appropriate, on each certificate or instrument representing Securities:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATIO NOT SUBJECT TO SUCH REGISTRATION REQUIREMENTS, UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL TO THE HOLDER REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE ACT.N STATEMENT UNDER THE ACT OR IN A TRANSACTION WHICH IS NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE ACT OR ANY APPLICABLE SECURITIES OR BLUE SKY LAWS AND, IN THE CASE OF A TRANSACTION

1.6. Member’s Business Experience.  Member has, alone or together with Member’s representative, if any, such knowledge and experience in financial and business matters so that Member is capable of evaluating the relative merits and risks of the investment in the Securities that is represented by the Agreement and the transactions contemplated thereby.  Member has adequate means of providing for its, his or her current economic needs and possible personal contingencies, has no need for liquidity in its, his or her investment in Pubco and is able financially to bear the risks of such investment.

1.7. Availability of Information.  Member acknowledges that Member has had access to all information regarding Pubco and its present and prospective business, assets, liabilities and financial condition that Member reasonably considers important in making the decision to acquire the Securities pursuant to the Exchange, and that all documents, records and books pertaining to the investment in Pubco resulting from the Agreement and requested by Member or Member’s representative, if any, have been made available or delivered to Member, to the extent that Pubco possesses such information or can obtain such information without unreasonable efforts or expense.

1.8. Opportunity to Ask Questions.  Member or Member’s representative, if any, has had an opportunity to discuss Pubco’s business, management and financial affairs with Pubco’s management and to ask questions of and receive answers from Pubco, or a person or persons acting on behalf of Pubco, concerning the business of Pubco.  Member acknowledges that all such questions, if any, have been answered to Member’s satisfaction.

1.9. Member Representation Letter.  Member has carefully read this Member Representation Letter and, to the extent Member believes necessary, has discussed with Member’s counsel the representations, warranties and agreements that Member makes herein and the applicable limitations upon Member’s resale of the Securities.

1.10. Pubco Information.  Member is also aware of and acknowledges the following:

(a)          that no federal or state agency has made any finding or determination regarding the fairness of this investment, or any recommendation or endorsement of the Securities;

(b)          that neither the officers, directors, agents, affiliates or employees of Pubco or ILAD, nor any other person, has expressly or by implication, made any representation or warranty to Member concerning Pubco or ILAD; and

(c)          that the past performance or experience of Pubco or ILAD or their respective officers, directors, agents or employees will not in any way indicate or predict the results of the ownership of Securities or of Pubco’s activities.

1.11. Stop Transfer Instructions; No Requirement to Transfer.  Member agrees that, in order to ensure compliance with the restrictions referred to herein, Pubco may issue appropriate “stop transfer” instructions to its transfer agent.  Pubco shall not be required (a) to transfer or have transferred on its books any Securities that have been sold or otherwise transferred in violation of any of the provisions of this Member Representation Letter or the Agreement or (b) to treat as owner of such Securities or to accord the right to vote or pay dividends to any Member  or other transferee to whom such Securities shall have been so transferred in violation of any provision of this Member Representation Letter or the Agreement.

1.12. No Public Solicitation.  Member represents that at no time was Member presented with or solicited by any general mailing, leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or general solicitation in connection with the transactions contemplated by the Agreement.

1.13. Principal Residence.  The address shown under Member’s signature on the signature page hereof is Member’s principal residence.

1.14. Indemnification.  Member will indemnify and hold harmless Pubco and ILAD and their respective officers, directors, managers and counsel, from and against any and all damages, losses, liabilities or expenses (including all legal fees and costs) directly or indirectly incurred, resulting or arising out of the breach of any of the representations, warranties or covenants given or made in this Member Representation Letter.

1.15. Authorization of Transaction.  Member has full power and authority to execute and deliver this Member Representation Letter and to perform Member’s obligations hereunder.

1.16. Disposition of Securities.  Such Member is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Member to sell, transfer, or otherwise dispose of any of the Securities.

2. MEMBERSHIP INTEREST PURCHASE AGREEMENT.  Member agrees that the Securities will be subject to and bound by, all of the provisions of the Agreement relating to the Securities.

3. ENTIRE AGREEMENT.  The Agreement and this Member Representation Letter constitute the entire agreement and understanding of the parties with respect to the subject matter of this Member Representation Letter, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

4. COUNTERPARTS.  This Member Representation Letter may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

5. EFFECT OF HEADINGS.  The section headings herein are for convenience only and shall not affect the construction or interpretation of this Member Representation Letter.

6. GOVERNING LAW; CONSENT TO JURISDICTION.  This Member Representation Letter shall be governed by, and construed in accordance with, the internal laws of the State of Nevada applicable to contracts executed in and to be performed by residents of Nevada within that State.

7. NO TAX REPRESENTATIONS.  Member represents, warrants and acknowledges that Member is not relying on Pubco or ILAD for any tax advice concerning the federal or state income or other tax consequences of the transactions contemplated by the Agreement or the Member’s receipt of the Securities, and that the Member has consulted such advisors as Member deems necessary or appropriate to understand the tax consequences of the investment represented by the Securities.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Member Representation Letter as of the date first written above.

MEMBER:

Name (Please Type or Print)

Title (Please Type or Print) (if applicable)

Street Address

City, State, Zip Code

Country

Social Security Number
(or tax I.D. Number, if an entity)

Accredited Investor:

(Please Check One of the Following Boxes)

☐ Yes                      ☐ No

[Signature Page to Member Representation Letter]